SYLIOS CORP

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of April 1, 2015 (this “Agreement”), by and between WAYNE ANDERSON (the “Executive”), and SYLIOS CORP, a Florida Corporation with its principal offices located at 735 Arlington Ave. N., Suite 308, St. Petersburg, FL 33701 (the “Company”).

WHEREAS, the Executive desires to be employed as President, Treasurer, and Secretary of the Company; and

WHEREAS, the Company desires to employ the Executive as President, Treasurer, and Secretary of the Company and the Executive desires to continue his employment with the Company in the aforementioned capacity, all upon the terms and provisions, and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions. As used in this Agreement the following terms shall have the meanings set forth in this Section 1:

(a) “Affiliate” of any Person means any stockholder or person or entity controlling, controlled by under common control with such Person, or any director, officer or key executive of such Person or any of their respective relatives. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

(b) “Cause” shall mean (i) the Company being subjected to any criminal liability under any applicable law as a result of any action or inaction on the part of the Executive, which the Executive did not, at the time, reasonably believe to be in the best interests of the Company; (ii) the conviction or admission of the Executive of, or plea by the Executive of nolo contendre to, a felony or crime which the Board of Directors concludes is likely to have a material and adverse effect on the reputation of the Company; (iii) if the Executive is chronically addicted to any narcotic or other illegal or controlled substance or repeatedly abuses any alcoholic product or any prescription stimulants or depressant, as determined by a physician designated by the Company, which in the reasonable opinion of the Board of Directors of the Company materially interferes with Executive’s performance of his duties and obligations hereunder; (iv) the Executive committing fraud, or stealing or misappropriating any asset or property of the Company, including, without limitation, any theft or embezzlement; or (v) a breach of a material term or provision of this Agreement by the Executive which is not cured by the Executive within ten (10) business days after written notice of such breach from the Company is received by the Executive.

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(c) “Change of Control” shall mean the occurrence of any of the following: (i) a Person or group of Persons, other than any current member of the Board of Directors, obtains beneficial ownership of at least forty percent (40%) of the outstanding capital stock of the Company; or (ii) a change in the membership of more than seventy percent (70%) of the current Board of Directors in any twelve (12) month period.

(d) “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company, and any other class of common stock of the Company created after the date of this Agreement in accordance with the Company’s Certificate of Incorporation and applicable law.

(e) “Competing Business” shall mean any business, enterprise or other Person that as one of its businesses or activities, is engaged in the business of manufacturing, selling, marketing, licensing or distributing wearable computers or the solutions associated therewith that are provided by the Company.

(f) “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company or any Affiliate of the Company or any of the Company’s or any such Affiliate’s trade secrets, including, without limitation, research and development plans or projects; data and reports; computer materials such as programs, instructions and printouts; formulas; product testing information; business improvements, processes, marketing and selling strategies; strategic business plans (whether pursued or not); budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of executives; the identities of clients and potential clients; intellectual property strategies and any work on any patents, trademarks and tradenames, prior to any filing or the use thereof in commerce; pricing, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how and other marketing techniques; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Company or any Affiliate of the Company an advantage over any Person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a Person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Company.

(g) Intentionally left blank

(h) “Discretionary Bonus” shall have the meaning given to that term in Section 4(c) hereof.

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(i) “Employment Term” shall have the meaning given to that term in Section 2 hereof.

(j) “Good Reason” shall mean a substantial change to or reduction in the duties or responsibilities of the Executive such that the responsibilities of the Executive are no longer commensurate with the Executive’s office with the Company as set forth herein, or the occurrence of Change of Control or a change in the Executive’s office from that President, Treasurer, and Secretary of the Company which is not concurred in by the Executive within one (1) month of its occurrence or the breach of a material term or provision of this Agreement by the Company which is not cured by the Company within ten (10) business days after written notice of such breach from the Executive is received by the Company. The failure to renew this Agreement after the expiration of the Employment Term, shall not constitute Good Reason.

(k) “Incapacity” shall mean any illness or mental or physical incapacity or disability which prevents the Executive from performing his duties or obligations hereunder for a continuous period of one hundred twenty (120) consecutive days or for shorter periods aggregating one hundred eighty (180) days within any consecutive twelve (12) month period.

(l) “Inventions” shall mean inventions, discoveries, concepts and ideas, whether patentable or not, patents, patent applications, copyrights and other intellectual property, including, without limitation, processes, methods, formulae and techniques, and improvements thereof or know-how related thereto, concerning any business activity of the Company or any Affiliate of the Company, with which the Executive becomes, directly or indirectly, involved as a result in whole or in part, directly or indirectly, of the Executive’s employment by the Company, or any Affiliate of the Company, and whether conceived of solely by the Executive or jointly with the efforts of others.

(m) “Performance Bonus” shall have the meaning given to that term in Section 4(d) hereof.

(n) “Person” shall mean, without limitation, any natural person, corporation, partnership, limited liability company, joint stock company, joint venture association, trust or other similar entity or firm.

(o) “Salary” shall have the meaning given to that term in Section 4(a) hereof.

(p) “Without Cause” shall mean the termination of the Executive’s employment hereunder by the Company, other than termination by the Company due to the Executive’s death or Incapacity or based upon Cause.

Section 2. Employment and Term. The Company hereby employs the Executive as President, Treasurer, and Secretary of the Company and the Executive hereby accepts such employment in that capacity, upon the terms and provisions, and subject to the conditions, set forth in this Agreement, for a term of three (3) years, commencing on April 1, 2015, and terminating on March 31, 2018, unless earlier terminated as provided in this Agreement (the “Employment Term”).

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Section 3. Executive’s Duties. (a) The Executive shall be the President of the Company and shall be responsible for the decision making for all day to day activities of the company unless the Executive delineates certain decision making privileges to company employees. The Executive will also fulfill the roles of the Treasurer and Secretary until such time whereby the company elects to retain new employees for those positions. At such time that a Treasurer/Chief Financial Officer and Secretary are retained by the Company, these titles shall be removed from Executive’s duties.

(b) The Executive shall devote substantially all of his business time, effort, skill and attention exclusively to the business, operations and affairs of the Company and to the furtherance of the interests, business and prospects of the Company. The Executive shall perform the Executive’s duties and obligations hereunder diligently, competently, faithfully and to the best of his ability. The Executive may serve on the board of directors or other governing boards of other corporations or businesses or industry organizations; provided that such service does not materially interfere with the Executive’s performance of his duties and obligations hereunder.

Section 4. Compensation. (a) In consideration of the performance of all of the duties and obligations to be performed by the Executive hereunder, the Company agrees to pay and the Executive agrees to accept, for the each year of the Employment Agreement a salary at an annual rate of $221,767.00 (the “Salary”), payable in accordance with the Company’s regular payroll practices as from time to time in effect, less all withholdings and other deductions required to be deducted in accordance with any applicable federal, state, local or foreign law, rule or regulation.

(b) In consideration of the Executive’s execution and delivery of this Agreement, the Company shall issue to the Executive options to purchase common stock of the Company as set forth below. All of the options set forth in this Section 4(b) shall fully vest upon the entry into and execution of this Agreement. The Company shall use its best efforts to have all shares underlying these options to be freely trading shares upon exercise of such options and covenants that failure to do so, or failure to do so within a timely period following execution of this Agreement, shall constitute “Good Reason” for purposes of this agreement:

Number of Shares	Strike Price	Vesting Date
100,000,000	$0.0002	Execution of this Agreement

(c) The Executive shall be entitled to additional options or bonuses in amounts and under terms as determined by the Board of Directors, or the Compensation committee if the Company so forms one.

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(d) Should there be a Change of Control of the Company or any other transaction in which the Company is not the surviving entity during the Employment Term, then as part of that transaction, the Company shall try in its best efforts to have the surviving entity modify the Agreement in an equitable manner to provide the Executive the same type of benefits that he is entitled to earn pursuant to Section 4(c) of this Agreement.

(e) Upon the hiring of a Secretary and/or Treasurer/Chief Financial Officer, either jointly or separately, by the Company, these titles shall be removed from the role of the Executive. The Executive’s compensation package shall not be altered upon the hiring of additional executives.

Section 5. Benefits, Vacation. (a) During the Employment Term, the Executive shall be entitled to such insurance and health and medical benefits as are generally made available to the senior executives of the Company, as a group, pursuant to such plans as are from time to time maintained by the Company; provided, however, that the Executive shall be required to comply with the conditions of coverage attendant to such plans.

(a) During each contract year of the Employment Term, the Executive shall be entitled to six (6) weeks of vacation. The Executive shall take vacation at such time or times as the Executive desires, subject to the concurrence of the Company based upon the then-current business needs and activities of the Company. Vacation shall accrue if unused during the term of employment and shall be payable upon request of the Executive within 30 days after the end of the year in which the vacation was accrued and unused.

(b) During the Employment Term, the Executive shall be eligible to participate in the profit sharing and other benefit plans that the Company from time to time makes available to the senior executives of the Company as a group, subject to the terms, provisions and conditions of such plans, including, without limitation, any vesting periods and eligibility criteria.

(c) During the Employment Term, the Company shall pay to the Executive a monthly stipend of $1,000 to cover the Executive’s automobile payment. The Company shall also pay for all fuel and repair related costs for any automobile the Executive utilizes for the commute to and from work or any work related events/trips.

Section 6. Business Expenses. The Executive shall be entitled to reimbursement for ordinary, necessary and reasonable business expenses incurred by the Executive during the Employment Term in the performance of the Executive’s duties hereunder, if supported by such reasonable documentation as may be required by the Company in accordance with the Company’s policies. The Executive shall provide to the Company all receipts being submitted for reimbursement prior to reimbursement from the Company. The Executive shall have the option for reimbursement or the option to convert the amount due into shares of common stock. If the Executive elects to convert the amount due into shares of Company stock, the calculation of shares due shall be based on a 40% discount to the 5-day simple moving average for the last 5 trading days for the month prior to the request.

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Section 7. Termination of Employment Term. (a) In the event of the death of the Executive during the Employment Term, the Executive’s employment hereunder shall automatically terminate as of the date of death; provided, however, that the Executive’s estate or legal representative, as the case may be, shall be entitled to receive, and the Company shall pay, any accrued and unpaid Salary for a one (1) year period following the date of death, any Performance Bonus that would be payable for the one (1) year period in which the Executive died which are properly owing to the Executive pursuant to Section 6 hereof. The Company shall purchase Term Life Insurance on the Executive at an amount closest to the Executive’s annual salary to be paid to the Executive’s estate, or legal representative upon the death of the Executive.

(b) In the event of the Executive’s Incapacity, the Company may, in its sole discretion, terminate the Executive’s employment hereunder upon written notice to the Executive; provided, however, that the Executive or the Executive’s legal representative, as the case may be, shall be entitled to receive, and the Company shall pay, (i) any accrued and unpaid Salary for a one (1) year period from the date of termination, less any amounts received by the Executive under any disability insurance policy maintained by the Company; and (ii) any Performance Bonus that would be payable for the one (1) year period after the Executive’s employment is terminated due to Incapacity and reimbursement of business expenses which are properly owing to the Executive pursuant to Section 6 hereof, through the date of termination;

(c) The Company shall have the right to terminate the Executive’s employment under this Agreement at any time for Cause upon written notice to the Executive. In the event the Executive’s employment hereunder is terminated by the Company for Cause, the Company shall only be obligated to pay accrued and unpaid Salary through the date of termination and the Company shall pay any accrued and unreimbursed business expenses which are properly owing to the Executive pursuant to Section 6 hereof through the date of termination.

(d) The Company shall have the right to terminate the Executive’s employment hereunder Without Cause at any time upon sixty (60) days’ prior written notice to the Executive. If the Company terminates the Executive’s employment hereunder Without Cause, the Company shall (i) continue to pay Salary to the Executive provided for hereunder for a period equal to one (1) year from the date of termination and (ii) pay any unreimbursed business expenses which are properly owing to the Executive pursuant to Section 6 hereof through the date of termination. In addition, should the Executive’s employment hereunder be terminated Without Cause, the Company shall pay to the Executive the Performance Bonus, if any, for the entire contract year in which the termination of the Executive’s employment with the Company hereunder occurs.. The Executive shall not be under any obligation to mitigate the Company’s obligation pursuant to this Section 7(d) by securing other employment or otherwise.

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(e) The Executive shall have the right to terminate his employment with the Company hereunder for Good Reason, upon not less than thirty (30) days prior written notice to the Company. Should the Executive terminate his employment hereunder for Good Reason, the Company shall be obligated to make the payments to the Executive provided for in Section 7(d) hereof upon the termination of the Executive’s employment by the Company Without Cause.

(f) The failure of the Company to continue the employment of the Executive upon expiration of the entire three (3) year Employment Term shall not be considered a termination of employment for purposes of this Agreement. The Company’s obligations with respect to the Performance Bonus for the last year of the Employment Term, if any, shall survive the expiration of this Agreement.

Section 8. Restrictions Respecting Competing Businesses, Confidential Information, etc. The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the business and affairs of the Company, the Executive will develop substantial expertise and knowledge with respect to all aspects of the Company’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Company and to Confidential and Proprietary Information. The Executive acknowledges and agrees that the Company will be damaged if the Executive were to breach any of the provisions of this Section 9 or if the Executive were to disclose or make unauthorized use of any Confidential and Proprietary Information. Accordingly, the Executive expressly acknowledges and agrees that the Executive is voluntarily entering into this Agreement and that the terms, provisions and conditions of this Section 9 are fair and reasonable and necessary to adequately protect the Company.

(a) The Executive hereby covenants and agrees that, during the Employment Term and thereafter, unless otherwise authorized by the Company in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other Person (other than in the regular course of business of the Company) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Company; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information related to the Company’s business other than for the sole and exclusive benefit of the Company; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the Employment Term, the Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Company (regardless of the medium in which maintained or stored), without retaining any copies, notes or excerpts thereof, or at the request of the Company, shall destroy such documents, records and items (any such destruction to be certified by the Executive to the Company in writing).

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(b) The Executive covenants and agrees that, while the Executive is employed by the Company and for (6) six months after the Executive ceases to be employed by the Company, if the Executive (i) voluntarily terminates his employment with the Company for Good Reason or (ii) is terminated by the Company for Cause, the Executive shall not, directly or indirectly, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, partner, lender, consultant, Executive, agent, supplier, distributor or otherwise) any Competing Business whose operations are in the state of Florida or, directly or indirectly, induce or influence any customer or other Person that has a business relationship with the Company, or any Affiliate of the Company, to discontinue or reduce the extent of such relationship; provided that in the case of a termination by the Executive pursuant to clause (i) the Company at all times continues to pay the amounts owing to the Executive pursuant to Section 7(b) hereof. For purposes of this Agreement, the Executive shall be deemed to be directly or indirectly interested in a business if he is engaged or interested in that business as a director, officer, Executive, agent, partner, individual proprietor, consultant, advisor or otherwise, but not if the Executive’s interest is limited solely to the ownership of not more than 5% of the securities of any class of equity securities of a corporation or other Person whose shares are listed or admitted to trade on a national securities exchange or are quoted on NASDAQ or a similar means if NASDAQ is no longer providing such information.

(c) While the Executive is employed by the Company and for (6) six months after the Executive ceases to be employed by the Company, the Executive shall not, directly or indirectly, solicit to employ for himself or others any employee of the Company or any Affiliate of the Company who was an employee of the Company or any Affiliate of the Company as of the date of the termination of the Executive’s employment with the Company, or to solicit any such employee to leave such employee’s employment or join the employ of another, then or at a later time; provided that the foregoing shall not apply to any family member of the Executive who is employed by the Company or any such Affiliate or the Executive’s administrative assistant.

(d) The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

(e) Because the breach of any of the provisions of this Section 8 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, the Company shall be entitled, in addition to all other rights and remedies, to a decree of specific performance of the restrictive covenants contained in this Section 9 and to a temporary and permanent injunction enjoining such breach, without posting a bond or furnishing similar security.

Section 9. Indemnification and Insurance. The Company hereby agrees to fully and promptly indemnify the Executive for any and all actions brought against the Executive related to his employment with the Company. Toward that end, the Company agrees to obtain and maintain Director’s and Officer’s Insurance (“D&O”) during the term of this Agreement in amounts, terms and conditions reasonably acceptable to the Executive and the Company hereby agrees that failure to do so shall constitute “Good Cause” as used herein.

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Section 10. Severability. Each term and provision of this Agreement is severable; the invalidity, illegality or unenforceability or modification of any term or provision of this Agreement shall not affect the validity, legality and enforceability of the other terms and provisions of this Agreement, which shall remain in full force and effect. Since it is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid, illegal or unenforceable, the same shall be deemed reformed and amended to delete that portion that is adjudicated to be invalid, illegal or unenforceable and the deletion shall apply only with respect to the operation of such provision and to the extent of such provision and, to the extent that a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereon, each party agrees that this Agreement shall be reformed and amended so that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

Section 11. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto, the heirs, executors, administrators and legal representatives of the Executive and the successors and permitted assigns of the Company. Neither this Agreement nor any rights or benefits hereunder may be assigned by the Executive or the Company without the prior written consent of the other party hereto, except that the Company may assign any of its rights or obligations hereunder to any other Person which purchases all or substantially all of the common stock or assets of the Company or is the successor to the Company by merger, consolidation or other similar transaction.

Section 12. Amendment. Entire Agreement. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by the parties hereto. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and/or contemporaneous agreements and understandings of any kind and nature (whether written or oral) between the parties with respect to such subject matter, all of which are merged herein.

Section 13. Waivers. Waiver by either party of either breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, any such waiver must be in writing to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written instrument and signed by the waiving party and delivered, in the manner required for notices generally, to the affected party.

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Section 14. Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement to be given to any person shall be in writing, and shall be delivered personally or sent by certified mail, return receipt requested (postage prepaid) or by telecopy, to the parties at the following addresses or telecopy numbers, as applicable:

If to the Executive:

Mr. Wayne Anderson

735 Arlington Ave N.

Suite 308

St. Petersburg, FL 33701

If to the Company:

US Natural Gas Corp

735 Arlington Ave N.

Suite 308

St. Petersburg, FL 33701

or to such other address as a party may have furnished to the other parties in writing in accordance herewith. Any notice, consent, direction, approval, instruction, request or other communication given in accordance with this Section 14 shall be effective after it is received by the intended recipient.

Section 15. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD OR REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED.

Section 16. Headings; Counterparts. The headings contained in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement. This Agreement may be executed in two (2) counterparts, each of which when executed shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

WAYNE ANDERSON:

/s/ Wayne Anderson
By:	Wayne Anderson

SYLIOS CORP:

/s/ Wayne Anderson
By:	Wayne Anderson
Its:	President

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